Exhibit 99.1
Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Tuesday, April 18, 2023

COMMERCE BANCSHARES, INC. REPORTS
FIRST QUARTER EARNINGS PER SHARE OF $.95

Commerce Bancshares, Inc. announced earnings of $.95 per share for the three months ended March 31, 2023, compared to $.92 per share in the same quarter last year and $1.05 per share in the fourth quarter of 2022. Net income for the first quarter of 2023 amounted to $119.5 million, compared to $118.2 million in the first quarter of 2022 and $131.6 million in the prior quarter.

“Our first quarter results are the product of the consistent and conservative business model that Commerce has executed for nearly 160 years,” said John Kemper, President and Chief Executive Officer.

On deposit balances, Kemper added, “We saw normal seasonal deposit outflows in January, but experienced minimal flows throughout the remainder of the quarter, reflecting the strength and diversity of our deposit portfolio.

“Although disruption from recent bank failures may be felt across the industry for a period of time, we see this as a moment for our franchise to differentiate itself as a safe haven, and bring peace of mind to customers who put a lot of trust in Commerce and in the banking system.”

“Our stakeholders can rest assured that we have ample liquidity and capital to weather any events to come, and we are well-positioned to accommodate our customers’ lending, deposit, and service needs.”

First Quarter 2023 Financial Highlights:

•Net interest income was $251.6 million, a $3.0 million decrease from the prior quarter. The net yield on interest earning assets increased 8 basis points to 3.26%.

•Non-interest income totaled $137.6 million, an increase of $5.8 million compared to the same quarter last year.

•Net securities losses of $306 thousand compared to net gains of $8.9 million in the prior quarter.

•Non-interest expense totaled $224.1 million, an increase of $18.5 million compared to the same quarter last year.

•Average loan balances totaled $16.4 billion, an increase of $518.9 million, or 3.3%, over the prior quarter.

Exhibit 99.1
•Total average available for sale debt securities decreased 4.8%, or $591.1 million, from the prior quarter to $11.8 billion, at fair value. During the first quarter of 2023, the unrealized loss on available for sale securities decreased $190.0 million to $1.3 billion, at period end.

•Average deposits declined $1.4 billion, or 5.1%, from the prior quarter. The average rate paid on interest bearing deposits was .71%.

•The ratio of annualized net loan charge-offs to average loans was .17% compared to .14% in the prior quarter.

•Non-accrual loans totaled $7.8 million compared to $8.3 million in the prior quarter. Non-accrual loans were .05% of total loans.

•The allowance for credit losses on loans increased $9.2 million during the first quarter to $159.3 million, and at March 31, 2023, the ratio of the allowance for credit losses on loans to total loans was .96%, compared to .92% at December 31, 2022.

•The Company purchased 547,381 shares of its common stock this quarter at an average price of $65.93.

•Total assets at March 31, 2023 were $32.0 billion, an increase of $128.9 million, or .4%, over the prior quarter.

•For the quarter, the return on average assets was 1.54%, the return on average equity was 18.75%, and the efficiency ratio was 57.5%.

Commerce Bancshares, Inc. is a regional bank holding company offering a full line of banking services through its subsidiaries, including payment solutions, investment management and securities brokerage. One of its subsidiaries, Commerce Bank, leverages nearly 160 years of proven strength and experience to help individuals and businesses solve financial challenges. In addition to offering payment solutions across the U.S., Commerce Bank currently operates full-service banking facilities across the Midwest including the St. Louis and Kansas City metropolitan areas, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City, and Denver. It also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids. Commerce delivers high-touch service and sophisticated financial solutions at regional branches, commercial offices, ATMs, online, mobile and through a 24/7 customer service line.

This financial news release and the supplementary Earnings Highlights presentation are available on the Company’s website at https://investor.commercebank.com/news-info/financial-news-releases/default.aspx.
* * * * * * * * * * * * * * *
For additional information, contact
Matt Burkemper, Investor Relations
(314) 746-7485
www.commercebank.com
matthew.burkemper@commercebank.com

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended
(Unaudited) (Dollars in thousands, except per share data)	Mar. 31, 2023	Dec. 31, 2022	Mar. 31, 2022
FINANCIAL SUMMARY
Net interest income	$251,623	$254,641	$208,786
Non-interest income	137,612	136,825	131,769
Total revenue	389,235	391,466	340,555
Investment securities gains (losses)	(306)	8,904	7,163
Provision for credit losses	11,456	15,477	(9,858)
Non-interest expense	224,107	216,740	205,648
Income before taxes	153,366	168,153	151,928
Income taxes	32,813	34,499	31,902
Non-controlling interest expense (income)	1,101	2,026	1,872
Net income attributable to Commerce Bancshares, Inc.	$119,452	$131,628	$118,154
Earnings per common share:
Net income — basic	$0.95	$1.05	$0.92
Net income — diluted	$0.95	$1.04	$0.92
Effective tax rate	21.55%	20.77%	21.26%
Fully-taxable equivalent net interest income	$253,411	$256,675	$211,393
Average total interest earning assets (1)	$31,568,594	$31,991,224	$34,937,086
Diluted wtd. average shares outstanding	124,258,981	124,589,323	126,646,900

RATIOS
Average loans to deposits (2)	64.99%	59.73%	51.90%
Return on total average assets	1.54	1.65	1.33
Return on average equity (3)	18.75	21.88	14.41
Non-interest income to total revenue	35.35	34.95	38.69
Efficiency ratio (4)	57.49	55.26	60.29
Net yield on interest earning assets	3.26	3.18	2.45

EQUITY SUMMARY
Cash dividends per share	$.270	$.252	$.252
Cash dividends on common stock	$33,759	$31,648	$32,143
Book value per share (5)	$21.51	$19.85	$23.43
Market value per share (5)	$58.35	$68.07	$68.18
High market value per share	$70.20	$72.60	$71.16
Low market value per share	$55.72	$63.17	$63.12
Common shares outstanding (5)	124,720,710	124,999,100	126,925,176
Tangible common equity to tangible assets (6)	7.92%	7.32%	8.09%
Tier I leverage ratio	10.61%	10.34%	9.07%

OTHER QTD INFORMATION
Number of bank/ATM locations	275	275	285
Full-time equivalent employees	4,636	4,594	4,563
(1)Excludes allowance for credit losses on loans and unrealized gains/(losses) on available for sale debt securities.
(2)Includes loans held for sale.
(3)Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(4)The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.
(5)As of period end.
(6)The tangible common equity ratio is a non-gaap ratio and is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).
All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2022.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited) (In thousands, except per share data)	For the Three Months Ended
	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022
Interest income	$308,857	$286,377	$262,666	$238,154	$211,782
Interest expense	57,234	31,736	16,293	5,769	2,996
Net interest income	251,623	254,641	246,373	232,385	208,786
Provision for credit losses	11,456	15,477	15,290	7,162	(9,858)
Net interest income after credit losses	240,167	239,164	231,083	225,223	218,644
NON-INTEREST INCOME
Trust fees	45,328	44,710	45,406	46,792	47,811
Bank card transaction fees	46,654	44,588	45,638	43,873	42,045
Deposit account charges and other fees	21,752	21,989	24,521	25,564	22,307
Consumer brokerage services	5,085	4,518	5,085	5,068	4,446
Capital market fees	3,362	3,386	3,393	3,327	4,125
Loan fees and sales	2,589	2,566	3,094	3,246	4,235
Other	12,842	15,068	11,377	11,557	6,800
Total non-interest income	137,612	136,825	138,514	139,427	131,769
INVESTMENT SECURITIES GAINS (LOSSES), NET	(306)	8,904	3,410	1,029	7,163
NON-INTEREST EXPENSE
Salaries and employee benefits	144,373	138,458	137,393	142,243	135,953
Data processing and software	28,154	27,991	28,050	27,635	27,016
Net occupancy	12,759	11,774	12,544	12,503	12,296
Equipment	4,850	5,021	5,036	4,734	4,568
Supplies and communication	4,590	4,446	4,581	4,361	4,713
Marketing	5,471	5,419	6,228	5,836	6,344
Other	23,910	23,631	19,052	16,193	14,758
Total non-interest expense	224,107	216,740	212,884	213,505	205,648
Income before income taxes	153,366	168,153	160,123	152,174	151,928
Less income taxes	32,813	34,499	33,936	32,021	31,902
Net income	120,553	133,654	126,187	120,153	120,026
Less non-controlling interest expense (income)	1,101	2,026	3,364	4,359	1,872
Net income attributable to Commerce Bancshares, Inc.	$119,452	$131,628	$122,823	$115,794	$118,154
Net income per common share — basic	$0.95	$1.05	$0.97	$0.92	$0.92
Net income per common share — diluted	$0.95	$1.04	$0.97	$0.92	$0.92

OTHER INFORMATION
Return on total average assets	1.54%	1.65%	1.48%	1.36%	1.33%
Return on average equity (1)	18.75	21.88	17.84	16.29	14.41
Efficiency ratio (2)	57.49	55.26	55.19	57.29	60.29
Effective tax rate	21.55	20.77	21.65	21.66	21.26
Net yield on interest earning assets	3.26	3.18	3.01	2.79	2.45
Fully-taxable equivalent net interest income	$253,411	$256,675	$248,737	$235,010	$211,393
(1)Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(2)The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	Mar. 31, 2023	Dec. 31, 2022	Mar. 31, 2022
ASSETS
Loans
Business	$5,704,467	$5,661,725	$5,508,508
Real estate — construction and land	1,437,419	1,361,095	1,144,411
Real estate — business	3,486,543	3,406,981	3,109,668
Real estate — personal	2,952,042	2,918,078	2,820,076
Consumer	2,094,389	2,059,088	2,053,160
Revolving home equity	295,478	297,207	264,401
Consumer credit card	558,669	584,000	544,579
Overdrafts	6,515	14,957	14,211
Total loans	16,535,522	16,303,131	15,459,014
Allowance for credit losses on loans	(159,317)	(150,136)	(134,710)
Net loans	16,376,205	16,152,995	15,324,304
Loans held for sale	6,162	4,964	8,908
Investment securities:
Available for sale debt securities	11,228,616	12,238,316	14,780,494
Trading debt securities	41,584	43,523	31,380
Equity securities	12,528	12,304	9,284
Other securities	268,417	225,034	199,576
Total investment securities	11,551,145	12,519,177	15,020,734
Federal funds sold	27,060	49,505	—
Securities purchased under agreements to resell	825,000	825,000	1,825,000
Interest earning deposits with banks	1,341,854	389,140	1,260,813
Cash and due from banks	351,210	452,496	326,549
Premises and equipment — net	428,169	418,909	394,028
Goodwill	138,921	138,921	138,921
Other intangible assets — net	14,918	15,234	15,885
Other assets	944,212	909,590	671,651
Total assets	$32,004,856	$31,875,931	$34,986,793
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$8,685,234	$10,066,356	$11,428,372
Savings, interest checking and money market	14,419,741	15,126,981	16,751,632
Certificates of deposit of less than $100,000	468,667	387,336	422,992
Certificates of deposit of $100,000 and over	1,109,818	606,767	716,345
Total deposits	24,683,460	26,187,440	29,319,341
Federal funds purchased and securities sold under agreements to repurchase	2,784,559	2,841,734	2,317,461
Other borrowings	1,507,776	9,672	9,057
Other liabilities	346,649	355,508	367,532
Total liabilities	29,322,444	29,394,354	32,013,391
Stockholders’ equity:
Common stock	629,319	629,319	610,804
Capital surplus	2,919,060	2,932,959	2,678,025
Retained earnings	117,313	31,620	178,504
Treasury stock	(59,670)	(41,743)	(72,293)
Accumulated other comprehensive income (loss)	(940,498)	(1,086,864)	(434,400)
Total stockholders’ equity	2,665,524	2,465,291	2,960,640
Non-controlling interest	16,888	16,286	12,762
Total equity	2,682,412	2,481,577	2,973,402
Total liabilities and equity	$32,004,856	$31,875,931	$34,986,793

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022
ASSETS:
Loans:
Business	$5,656,104	$5,478,241	$5,317,696	$5,385,181	$5,324,172
Real estate — construction and land	1,410,835	1,268,900	1,288,721	1,225,267	1,134,902
Real estate — business	3,478,382	3,300,697	3,258,128	3,163,508	3,095,068
Real estate — personal	2,933,750	2,886,686	2,844,376	2,825,578	2,808,980
Consumer	2,067,385	2,089,912	2,101,622	2,070,560	2,040,200
Revolving home equity	296,748	293,681	280,923	272,280	273,859
Consumer credit card	556,223	559,463	550,058	537,681	540,844
Overdrafts	4,449	7,428	4,438	5,524	5,178
Total loans	16,403,876	15,885,008	15,645,962	15,485,579	15,223,203
Allowance for credit losses on loans	(150,117)	(143,285)	(137,833)	(134,670)	(149,685)
Net loans	16,253,759	15,741,723	15,508,129	15,350,909	15,073,518
Loans held for sale	5,708	6,567	7,170	7,933	9,383
Investment securities:
U.S. government and federal agency obligations	1,099,067	1,055,602	1,113,442	1,119,305	1,103,749
Government-sponsored enterprise obligations	87,086	55,732	55,753	55,762	51,770
State and municipal obligations	1,793,756	1,990,643	2,052,908	2,126,380	2,077,600
Mortgage-backed securities	6,454,408	6,605,936	6,847,912	7,158,252	7,316,609
Asset-backed securities	3,233,757	3,714,092	3,870,953	4,038,113	3,933,061
Other debt securities	528,941	560,951	587,026	643,463	636,247
Unrealized loss on debt securities	(1,387,196)	(1,582,061)	(1,064,534)	(851,110)	(174,297)
Total available for sale debt securities	11,809,819	12,400,895	13,463,460	14,290,165	14,944,739
Trading debt securities	45,757	44,626	35,621	43,904	40,686
Equity securities	12,458	10,534	8,838	9,094	9,498
Other securities	229,867	219,354	208,708	195,090	192,311
Total investment securities	12,097,901	12,675,409	13,716,627	14,538,253	15,187,234
Federal funds sold	38,978	27,683	13,486	4,269	1,053
Securities purchased under agreements to resell	825,000	1,174,457	1,379,341	1,703,569	1,733,887
Interest earning deposits with banks	809,935	640,039	980,273	1,248,942	2,608,029
Other assets	1,376,551	1,339,554	1,256,498	1,238,493	1,304,400
Total assets	$31,407,832	$31,605,432	$32,861,524	$34,092,368	$35,917,504

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$9,114,512	$10,360,834	$10,758,353	$11,209,680	$11,544,701
Savings	1,550,215	1,567,113	1,595,857	1,609,694	1,563,093
Interest checking and money market	13,265,485	13,693,974	14,423,713	14,847,306	14,949,727
Certificates of deposit of less than $100,000	415,367	388,304	397,071	411,655	429,852
Certificates of deposit of $100,000 and over	903,393	596,703	578,158	648,728	862,232
Total deposits	25,248,972	26,606,928	27,753,152	28,727,063	29,349,605
Borrowings:
Federal funds purchased	493,721	143,630	51,929	113,128	23,356
Securities sold under agreements to repurchase	2,418,726	2,260,263	2,199,866	2,258,184	2,712,468
Other borrowings	551,267	179,552	2,010	2,029	768
Total borrowings	3,463,714	2,583,445	2,253,805	2,373,341	2,736,592
Other liabilities	112,052	28,745	123,691	139,986	505,644
Total liabilities	28,824,738	29,219,118	30,130,648	31,240,390	32,591,841
Equity	2,583,094	2,386,314	2,730,876	2,851,978	3,325,663
Total liabilities and equity	$31,407,832	$31,605,432	$32,861,524	$34,092,368	$35,917,504

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022
ASSETS:
Loans:
Business (1)	5.31%	4.68%	3.94%	3.16%	2.93%
Real estate — construction and land	7.33	6.80	5.27	4.09	3.76
Real estate — business	5.65	5.15	4.40	3.70	3.38
Real estate — personal	3.61	3.45	3.36	3.27	3.28
Consumer	5.31	4.77	4.17	3.62	3.59
Revolving home equity	7.03	5.89	4.82	3.69	3.48
Consumer credit card	13.68	12.64	12.05	11.32	11.35
Overdrafts	—	—	—	—	—
Total loans	5.56	5.03	4.37	3.72	3.54
Loans held for sale	10.30	10.09	8.80	8.14	6.48
Investment securities:
U.S. government and federal agency obligations	1.90	2.01	4.51	4.93	3.42
Government-sponsored enterprise obligations	3.21	2.36	2.36	2.39	2.33
State and municipal obligations (1)	2.26	2.29	2.27	2.30	2.29
Mortgage-backed securities	2.06	1.88	1.93	1.99	1.98
Asset-backed securities	2.01	1.96	1.62	1.35	1.13
Other debt securities	1.93	1.89	1.93	1.97	2.00
Total available for sale debt securities	2.07	1.97	2.09	2.08	1.91
Trading debt securities (1)	4.59	3.81	2.74	2.46	1.84
Equity securities (1)	23.24	28.44	27.11	26.90	26.00
Other securities (1)	7.11	6.67	7.09	22.38	5.91
Total investment securities	2.18	2.07	2.18	2.36	1.97
Federal funds sold	5.09	4.27	2.77	1.79	.39
Securities purchased under agreements to resell	1.94	2.36	1.72	1.03	1.24
Interest earning deposits with banks	4.67	3.69	2.25	.78	.18
Total interest earning assets	4.00	3.59	3.21	2.86	2.49

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.05	.06	.04	.04	.05
Interest checking and money market	.61	.38	.20	.06	.04
Certificates of deposit of less than $100,000	1.39	.73	.41	.20	.13
Certificates of deposit of $100,000 and over	2.98	1.42	.60	.29	.20
Total interest bearing deposits	.71	.40	.21	.07	.05
Borrowings:
Federal funds purchased	4.59	3.56	2.41	.79	.12
Securities sold under agreements to repurchase	2.93	2.29	1.37	.48	.10
Other borrowings	4.94	4.02	1.78	2.37	.53
Total borrowings	3.49	2.48	1.39	.50	.10
Total interest bearing liabilities	1.20%	.69%	.34%	.12%	.06%

Net yield on interest earning assets	3.26%	3.18%	3.01%	2.79%	2.45%
(1) Stated on a fully taxable-equivalent basis using a federal income tax rate of 21%.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended
(Unaudited) (In thousands, except ratios)	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022
ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$150,136	$143,377	$138,039	$134,710	$150,044
Provision for credit losses on loans	15,948	12,404	10,150	7,287	(10,686)
Net charge-offs (recoveries):
Commercial portfolio:
Business	230	496	461	19	77
Real estate — construction and land	—	—	—	—	—
Real estate — business	(4)	(4)	(8)	(1)	(7)
	226	492	453	18	70
Personal banking portfolio:
Consumer credit card	4,325	3,467	2,882	2,937	3,372
Consumer	1,275	1,522	827	633	808
Overdraft	978	230	703	425	358
Real estate — personal	(11)	(40)	(15)	(41)	22
Revolving home equity	(26)	(26)	(38)	(14)	18
	6,541	5,153	4,359	3,940	4,578
Total net loan charge-offs	6,767	5,645	4,812	3,958	4,648
Balance at end of period	$159,317	$150,136	$143,377	$138,039	$134,710
LIABILITY FOR UNFUNDED LENDING COMMITMENTS	$28,628	$33,120	$30,047	$24,907	$25,032

NET CHARGE-OFF RATIOS (1)
Commercial portfolio:
Business	.02%	.04%	.03%	—%	.01%
Real estate — construction and land	—	—	—	—	—
Real estate — business	—	—	—	—	—
	.01	.02	.02	—	—
Personal banking portfolio:
Consumer credit card	3.15	2.46	2.08	2.19	2.53
Consumer	.25	.29	.16	.12	.16
Overdraft	89.15	12.28	62.85	30.86	28.04
Real estate — personal	—	(.01)	—	(.01)	—
Revolving home equity	(.04)	(.04)	(.05)	(.02)	.03
	.45	.35	.30	.28	.33
Total	.17%	.14%	.12%	.10%	.12%

CREDIT QUALITY RATIOS
Non-accrual loans to total loans	.05%	.05%	.05%	.05%	.05%
Allowance for credit losses on loans to total loans	.96	.92	.90	.88	.87

NON-ACCRUAL AND PAST DUE LOANS
Non-accrual loans:
Business	$6,361	$6,751	$5,645	$6,314	$6,756
Real estate — construction and land	—	—	—	—	—
Real estate — business	171	189	149	167	190
Real estate — personal	1,269	1,366	1,390	1,436	1,389
Total	7,801	8,306	7,184	7,917	8,335
Loans past due 90 days and still accruing interest	$14,800	$15,830	$12,538	$11,909	$10,670
(1) Net charge-offs are annualized and calculated as a percentage of average loans (excluding loans held for sale).

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2023
For the quarter ended March 31, 2023, net income amounted to $119.5 million, compared to $131.6 million in the previous quarter and $118.2 million in the same quarter last year. The decrease in net income compared to the previous quarter was primarily the result of net realized investment securities losses compared to net gains recorded in the prior quarter, lower net interest income and higher non-interest expense. These decreases to income were partly offset by a decrease in the provision for credit losses. The net yield on interest earning assets grew eight basis points to 3.26%. Average loans grew $518.9 million compared to the previous quarter, while average deposits and average available for sale debt securities declined $1.4 billion and $591.1 million, respectively. For the quarter, the return on average assets was 1.54%, the return on average equity was 18.75%, and the efficiency ratio was 57.5%.

Balance Sheet Review
During the 1st quarter of 2023, average loans totaled $16.4 billion, an increase of $518.9 million over the prior quarter, and $1.2 billion, or 7.8%, over the same quarter last year. Compared to the previous quarter, average balances of business, business real estate, and construction loans grew $177.9 million, $177.7 million, and $141.9 million, respectively. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $3.2 million, compared to $2.4 million in the prior quarter.

Total average available for sale debt securities decreased $591.1 million compared to the previous quarter to $11.8 billion, at fair value. The decrease in investment securities was mainly the result of lower balances of mortgage-backed, other asset-backed, and state and municipal securities. During the 1st quarter of 2023, the unrealized loss on available for sale securities decreased $190.0 million to $1.3 billion, and sales, maturities and pay downs were $1.3 billion. At March 31, 2023, the duration of the available for sale investment portfolio was 3.9 years. The Company does not have any investment securities classified as held-to-maturity.

Total average deposits decreased $1.4 billion this quarter compared to the previous quarter. The decrease in deposits mostly resulted from lower demand deposits and interest checking and money market deposits of $1.2 billion and $428.5 million, respectively, partly offset by higher certificate of deposit balances of $333.8 million. Compared to the previous quarter, total average commercial and consumer deposits declined $868.9 million and $530.1 million, respectively, while average wealth deposits increased $39.8 million. The average loans to deposits ratio was 65.0% in the current quarter and 59.7% in the prior quarter. The Company’s average borrowings, which included customer repurchase agreements of $2.4 billion, were $3.5 billion in the 1st quarter of 2023 and $2.6 billion in the prior quarter.

Net Interest Income
Net interest income in the 1st quarter of 2023 amounted to $251.6 million, a decrease of $3.0 million compared to the previous quarter. On a fully taxable-equivalent (FTE) basis, net interest income for the current quarter decreased $3.3 million from the previous quarter to $253.4 million. The decrease in net interest income was due to higher interest expense, partly offset by higher interest earned on loans. The net yield (FTE) on earning assets increased to 3.26%, compared to 3.18% in the prior quarter.

Compared to the previous quarter, interest income on loans (FTE) increased $23.4 million, due to higher average rates earned on all loan categories, coupled with higher average balances of construction, business, and business real estate loans. The average yield (FTE) on the loan portfolio increased 53 basis points to 5.56% this quarter.

Interest income on investment securities (FTE) decreased $1.8 million compared to the prior quarter, due to lower average balances, partly offset by higher rates earned. Interest income earned on U.S. government and federal agency securities decreased due to lower rates earned, which included the impact of $652 thousand in lower inflation income from Treasury inflation-protected securities this quarter. At March 31, 2023, the Company recorded an $802 thousand adjustment to premium amortization, which increased interest income to reflect slower forward prepayment speed estimates on mortgage-backed securities. The average yield (FTE) on total investment securities was 2.18% in the current quarter, compared to 2.07% in the previous quarter.

The average rate paid on interest bearing deposits totaled .71% in the current quarter compared to .40% in the prior quarter. Interest expense on deposits increased $11.8 million this quarter compared to the previous quarter, while interest expense on borrowings increased $13.6 million, due to a 101 basis point increase in the average rate paid coupled with higher average borrowings of $880.3 million. The overall rate paid on interest bearing liabilities was 1.20% in the current quarter compared to .69% in the prior quarter.

Non-Interest Income
In the 1st quarter of 2023, total non-interest income amounted to $137.6 million, an increase of $5.8 million compared to the same period last year and increased $787 thousand compared to the prior quarter. The increase in non-interest income compared to the same period last year was mainly due to higher bank card and sweep fees. In addition, a $2.0 million increase in fair value adjustments was recorded on the Company’s deferred compensation plan assets, which are held in a trust and recorded as both an asset and liability, affecting both other income and other expense. These increases were

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2023
partly offset by lower trust fees and loan fees and sales. The increase in non-interest income compared to the prior quarter was mainly due to higher bank card fees, mostly offset by a gain on the sale of real estate recorded in the prior quarter that did not reoccur this quarter, and lower tax credit sales fee income.

Total net bank card fees in the current quarter increased $4.6 million, or 11.0%, compared to the same period last year, and increased $2.1 million compared to the prior quarter. Net corporate card fees increased $3.6 million, or 14.9%, over the same quarter of last year mainly due to higher interchange fee income. Net debit card fees increased $735 thousand, or 7.7%, and net merchant fees increased $371 thousand, or 7.4%, while net credit card fees decreased $47 thousand, or 1.3%. Total net bank card fees this quarter were comprised of fees on corporate card ($27.3 million), debit card ($10.3 million), merchant ($5.4 million) and credit card ($3.7 million) transactions.

In the current quarter, trust fees decreased $2.5 million, or 5.2%, from the same period last year, mostly resulting from lower private client and institutional trust fees. Compared to the same period last year, deposit account fees decreased $555 thousand, or 2.5%, mainly due to lower overdraft and return item fees of $2.7 million, partly offset by higher personal deposit account fees and corporate cash management fees of $1.0 million and $959 thousand, respectively. Loan fees and sales declined $1.6 million, or 38.9%, compared to amounts recorded in the same quarter last year, due to lower mortgage banking revenue.

Other non-interest income increased over the same period last year primarily due to higher sweep fees of $2.6 million, the deferred compensation adjustment previously mentioned, and a write down on a branch location of $965 thousand recorded in the 1st quarter of 2022. For the 1st quarter of 2023, non-interest income comprised 35.4% of the Company’s total revenue.

Investment Securities Gains and Losses
The Company recorded net securities losses of $306 thousand in the current quarter, compared to gains of $8.9 million in the prior quarter and $7.2 million in the 1st quarter of 2022. Net securities losses in the current quarter primarily resulted from losses of $3.1 million realized on sales of available for sale debt securities, mostly offset by net fair value gains of $2.3 million and a $653 thousand gain on the sale of an investment in the Company’s private equity investment portfolio.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $224.1 million, compared to $205.6 million in the same period last year and $216.7 million in the prior quarter. The increase in non-interest expense compared to the same period last year was mainly due to higher salaries and employee benefits expense, FDIC insurance expense, data processing and software expense, miscellaneous losses, travel and entertainment expense, and the deferred compensation adjustment previously mentioned. The increase in non-interest expense compared to the prior quarter was mainly due to higher salaries and employee benefits expense, FDIC insurance expense, and occupancy expense, partly offset by lower travel and entertainment and legal and professional fees expense.

Compared to the 1st quarter of last year, salaries and employee benefits expense increased $8.4 million, mostly due to higher full-time salaries expense of $7.6 million, or 8.9%, and higher employee benefits expense of $1.4 million. Full-time equivalent employees totaled 4,636 and 4,563 at March 31, 2023 and 2022, respectively.

Compared to the same period last year, data processing and software expense increased $1.1 million due to higher bank card fees expense and increased costs for service providers. Other non-interest expense increased $9.2 million, mostly due to growth in FDIC insurance, deferred compensation, miscellaneous losses, and travel and entertainment expense of $2.3 million, $2.0 million, $1.3 million, and $1.1 million, respectively.

Income Taxes
The effective tax rate for the Company was 21.5% in the current quarter, 20.8% in the previous quarter, and 21.3% in the 1st quarter of 2022.

Credit Quality
Net loan charge-offs in the 1st quarter of 2023 amounted to $6.8 million, compared to $5.6 million in the prior quarter and $4.6 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .17% in the current quarter, .14% in the previous quarter, and .12% in the 1st quarter of last year. Net loan charge-offs on personal banking loans increased $1.4 million to $6.5 million, mainly due to higher overdraft and consumer credit card loan net charge-offs.

In the 1st quarter of 2023, annualized net loan charge-offs on average consumer credit card loans were 3.15%, compared to 2.46% in the previous quarter, and 2.53% in the same quarter last year. Consumer loan net charge-offs were .25% of average consumer loans in the current quarter, .29% in the prior quarter, and .16% in the same quarter last year

At March 31, 2023, the allowance for credit losses on loans totaled $159.3 million, or .96% of total loans, and increased $9.2 million compared to the prior quarter. Additionally, the liability for unfunded lending commitments at March 31, 2023 was $28.6 million, a decrease of $4.5 million compared to the liability at December 31, 2022.

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2023

At March 31, 2023, total non-accrual loans amounted to $7.8 million, a decrease of $505 thousand compared to the previous quarter. At March 31, 2023, the balance of non-accrual loans, which represented .05% of loans outstanding, included business loans of $6.4 million, personal real estate loans of $1.3 million, and business real estate loans of $171 thousand. Loans more than 90 days past due and still accruing interest totaled $14.8 million at March 31, 2023.

Liquidity
During the 1st quarter of 2023, the Company increased its deposit balance at the Federal Reserve Bank (FRB) by $952.7 million to $1.3 billion. The change in the balance at the FRB was mostly the result of a $1.5 billion increase in Federal Home Loan Bank (FHLB) advances and $1.3 billion of sales, maturities, and paydowns in the available for sale debt securities portfolio, partly offset by a $1.5 billion decrease in total deposits.

The Company regularly pledges loans and securities to the FRB and at March 31, 2023, the Company’s pledging resulted in a total borrowing capacity of $3.8 billion, or an increase of $2.9 billion compared to December 31, 2022. The Company did not have any borrowings from the FRB’s Discount Window or its newly established Bank Term Funding Program during the current quarter. The Company also pledges loans and securities and borrows from the FHLB. As of March 31, 2023, the Company had $1.5 billion of outstanding borrowings from the FHLB and $554.3 million of remaining borrowing capacity. Additionally, the Company pledges portions of its investment securities portfolio to secure public fund deposits, trust funds, and securities sold under agreements to repurchase.

The Company has an available for sale debt securities portfolio with a fair market value of $11.2 billion at March 31, 2023. Approximately $2.0 billion is expected to mature or pay down over the next 12 months. At March 31, 2023, the Company had pledged $8.1 billion of the securities portfolio. The Company also has a portfolio of $825.0 million in securities purchased under agreements to resell, of which $700.0 million are expected to mature over the next 12 months.

Other
During the 1st quarter of 2023, the Company paid a cash dividend of $.27 per common share, representing a 7.1% increase over the same period last year. The Company purchased 547,381 shares of treasury stock during the current quarter at an average price of $65.93.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private
Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions, and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.